UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 25, 2014

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201 La Jolla, CA 92037
(Address of principal executive offices)

(858) 459-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

Reference is made to the Form 8-K filed on May 6, 2014 by Reven Housing REIT, Inc. (the “Company”), which reported the entry by the Company into that certain Single Family Homes Real Estate Purchase and Sale Agreement dated May 5, 2014 (the “Agreement”) with BGF Homes, LLC, a Florida limited liability company, CJJ Development II, LLC, a Florida limited liability company, DCCF Properties, LLC, a Florida limited liability company, NBJW Properties, LLC, a Florida limited liability company, North Jacksonville Rentals, LLC, a Florida limited liability company, Rams Real Estate Holdings, LLC, a Florida limited liability company, and Obadiah G. Dorsey, an individual, (collectively, the “Sellers”), to purchase a portfolio of 49 single family homes located in the Jacksonville, Florida, metropolitan area from the Sellers, and provided a description of the materials terms of the Agreement.

On June 25, 2014, the Company and the Sellers entered into a First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (the “Amendment”), pursuant to which the parties amended the Agreement (i) to decrease the total contract purchase price to $3,380,000 from $3,500,000, and (ii) to create an escrow holdback of $82,265 to be withheld by the escrow agent until such time as Sellers has completed all repairs to certain of the homes to the Company’s reasonable satisfaction. The holdback repairs are to be completed by Sellers, at Sellers’ sole cost and expense, not later than 30 days after the closing, and upon the completion of all holdback repairs, the escrowed funds will then be released to Sellers. Additionally, the Company has notified Sellers of its intention to purchase the properties and has elected not to exercise its right to terminate the Agreement during the due diligence period.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed with this report:

Exhibit 10.1	First Amendment to Single Family Homes Real Estate Purchase and Sale Agreement (Jacksonville 49)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: June 27, 2014	/s/ Thad L. Meyer
Thad L. Meyer
Chief Financial Officer